PRICING SUPPLEMENT Dated May 28, 2025 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-283672 (To Prospectus dated February 6, 2025 and Product Supplement dated February 6, 2025)

UBS AG $3,334,000 Barrier Market Linked Notes with Daily Barrier Observation
Linked to the Bloomberg Commodity Index 3 Month ForwardSM due December 2, 2026

Investment Description

UBS AG Barrier Market Linked Notes with Daily Barrier Observation (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the Bloomberg Commodity Index 3 Month ForwardSM (the “underlying asset”). The amount you receive at maturity will be based on the performance of the underlying asset over the term of the Notes.

●If a barrier event occurs, meaning that the closing level of the underlying asset on any trading day during the observation period (from but excluding the trade date to and including the final valuation date) is greater than the initial level plus a specified percentage of the initial level as indicated below (the “upper barrier”), UBS will pay you a cash payment per Note at maturity equal to the principal amount plus a return equal to the conditional return. Your return will be limited to the conditional return if a barrier event occurs.

●If a barrier event does not occur and the final level is greater than the initial level, UBS will pay you a cash payment per Note at maturity equal to the principal amount plus a return, equal to the percentage change in the closing level of the underlying asset from the initial level to the final level (the “underlying return’). Because the upper barrier is equal to the initial level plus a percentage of the initial level (as indicated herein), in this scenario the payment at maturity for each Note will be limited to the corresponding maximum payment at maturity per Note and your return will be limited to the maximum gain.

●If a barrier event does not occur and the final level is equal to or less than the initial level, UBS will pay you a cash payment per Note at maturity equal to the principal amount. In this scenario, you will not receive a positive return on the Notes.

Investing in the Notes involves significant risks. The Notes do not pay interest and your return on the Notes is limited to the conditional return if a barrier event occurs and, otherwise, will not exceed the maximum gain. The repayment of principal applies only if the Notes are held to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑ Conditional Return if a Barrier Event Occurs — If a barrier event occurs on any trading day during the observation period, UBS will pay you a cash payment per Note at maturity equal to the principal amount plus a return equal to the conditional return.

❑ Exposure to Positive Underlying Return up to the Maximum Gain if a Barrier Event Does Not Occur — If a barrier event does not occur on any trading day during the observation period and the final level is greater than the initial level, UBS will pay you a cash payment per Note at maturity equal to the principal amount plus a return equal to the underlying return, which is the percentage change in the closing level of the underlying asset from the initial level to the final level. Because the upper barrier is equal to the initial level plus a percentage of the initial level (as indicated herein), in this scenario the payment at maturity for each Note will be limited to the corresponding maximum payment at maturity per Note and your return will be limited to the maximum gain.

❑ Repayment of Principal at Maturity— If a barrier event does not occur on any trading day during the observation period and the final level is equal to or less than the initial level, UBS will pay you a cash payment per Note equal to the principal amount and you will not receive a positive return on the Notes. Any payment on the Notes, including any repayment of principal, applies only if the Notes are held to maturity and is subject to the creditworthiness of UBS.

Key Dates*

Trade Date* May 28, 2025

Settlement Date* May 30, 2025

Final Valuation Date** November 30, 2026

Maturity Date** December 2, 2026

*

We expect to deliver the Notes against payment on the second business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in two business days (T+2), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

**	Subject to postponement in the event of a market disruption event as described elsewhere herein.

Notice to investors: the Notes are riskier than conventional debt instruments. The issuer will not make interest payments You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The return on the Notes is subject to, and will not exceed, the maximum payment at maturity per Note, as limited by the upper barrier.

Underlying Asset	Bloomberg Ticker	Initial Level	Upper Barrier	Maximum Gain	Conditional Return	CUSIP	ISIN
Bloomberg Commodity Index 3 Month ForwardSM	BCOMF3	290.7298	383.7633, which is the initial level plus 32.00% of the initial level	32.00%	6.00%	90308VH46	US90308VH462

The estimated initial value of the Notes as of the trade date is $972.60. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 8 herein.

See “Additional Information About UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated February 6, 2025, the accompanying prospectus dated February 6, 2025 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the Bloomberg Commodity Index 3 Month ForwardSM	$3,334,000.00	$1,000.00	$50,010.00	$15.00	$ 3,283,990.00	$985.00

UBS Financial Services Inc.	UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents without cost from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007685/ubs_424b2-03670.htm

♦Prospectus dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Barrier Market Linked Notes with Daily Barrier Observation” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated February 6, 2025 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated February 6, 2025.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of receiving no positive return on the Notes.

♦You do not seek current income from your investment.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed fluctuations in the level of the underlying asset or the futures contracts on physical commodities comprising the underlying asset (the “underlying constituents”), and the possibility of losing some or all of your principal amount if you sell the Notes prior to maturity.

♦You understand and accept that your return will be limited to the conditional return if a barrier event occurs.

♦You believe that a barrier event will not occur, meaning that the closing level of the underlying asset will be equal to or less than the upper barrier on any trading day during the observation period and that the final level will be greater than the initial level.

♦You understand and accept that, if a barrier event does not occur, due to the upper barrier, your potential return is limited to the maximum gain.

♦You are willing to invest in the Notes based on the upper barrier and corresponding maximum gain and maximum payment at maturity per Note specified on the cover hereof.

♦You understand and are willing to accept the risks associated with the underlying asset and the underlying constituents.

♦You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of receiving no positive return on the Notes.

♦You seek current income from your investment.

♦You believe that the closing level of the underlying asset on at least one trading day during the observation period will increase to a closing level that is greater than the upper barrier or, if a barrier event does not occur, that the final level will be equal to or less than the initial level.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed fluctuations in the level of the underlying asset or the underlying constituents, or the possibility of losing some or all of your principal amount if you sell the Notes prior to maturity.

♦You do not fully understand or are unwilling to accept that your return will be limited to the conditional return if a barrier event occurs.

♦You do not fully understand or are unwilling to accept that, if a barrier event does not occur, due to the upper barrier, your potential return is limited to the maximum gain.

♦You seek an investment that has unlimited return potential without a cap on appreciation.

♦You are unwilling to invest in the Notes based on the upper barrier or corresponding maximum gain and maximum payment at maturity per Note specified on the cover hereof.

♦You do not understand or are not willing to accept the risks associated with the underlying asset and the underlying constituents.

♦You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the underlying asset. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term(1)	Approximately 18 months.
Underlying Asset	The Bloomberg Commodity Index 3 Month ForwardSM
Payment at Maturity (per Note)(1)

If a barrier event has occurred, UBS will pay you an amount in cash equal to:

$1,000 × (1 + Conditional Return)

Your return will be limited to the conditional return if a barrier event occurs.

If a barrier event has not occurred and the final level is greater than the initial level, UBS will pay you an amount in cash equal to:

$1,000 × (1 + Underlying Return)

Because the upper barrier is equal to the initial level plus a percentage of the initial level (as indicated herein), in this scenario the payment at maturity for each Note will be limited to the corresponding maximum payment at maturity per Note and your return will be limited to the maximum gain.

If a barrier event has not occurred and the final level is equal to or less than the initial level, UBS will pay you an amount in cash equal to:

$1,000

In this scenario, you will not receive a positive return on the Notes.

Barrier Event	A barrier event will occur if, on any trading day during the observation period (including the final valuation date), the closing level of the underlying asset is greater than the upper barrier.
Upper Barrier(2)	A level of the underlying asset equal to the initial level plus 32.00% of the initial level, as specified on the cover hereof.
Conditional Return	6.00%
Maximum Gain	32.00%
Maximum Payment at Maturity (per Note)	$1,320.00
Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level − Initial Level Initial Level
Initial Level(2)	The closing level of the underlying asset on the trade date, as specified on the cover hereof.
Final Level(2)	The closing level of the underlying asset on the final valuation date.

Observation Period(3)

Each day from but excluding the trade date to and including the final valuation date. The observation period is a valuation period for purposes of the market disruption event provisions in the accompanying product supplement.

(1) The calculation agent may determine an early termination payment following an early termination of the Notes upon a change in law event, each as defined and described further under “Additional Terms of the Notes — Early Termination following a Change in Law” herein.

(2) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement, as otherwise modified under “Additional Terms of the Notes — Early Termination following a Change in Law” herein.

(3) Subject to the market disruption event provisions as described under “Additional Terms of the Notes — Market Disruption Events” herein.

Investment Timeline

Trade Date

The initial level is observed and the final terms of the Notes are set.

Each Trading Day During the Observation Period

The closing level of the underlying asset is observed.

Maturity Date

The final level is observed on the final valuation date and the underlying return is calculated.

If a barrier event has occurred, UBS will pay you an amount in cash per Note equal to:

$1,000 × (1 + Conditional Return)

Your return will be limited to the conditional return if a barrier event occurs.

If a barrier event has not occurred and the final level is greater than the initial level, UBS will pay you an amount in cash per Note equal to:

$1,000 × (1 + Underlying Return)

Because the upper barrier is equal to the initial level plus a percentage of the initial level (as indicated herein), in this scenario the payment at maturity for each Note will be limited to the corresponding maximum payment at maturity per Note and your return will be limited to the maximum gain.

If a barrier event has not occurred and the final level is equal to or less than the initial level, UBS will pay you an amount in cash per Note equal to:

$1,000

In this scenario, you will not receive a positive return on the Notes.

Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the underlying asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment irrespective of the performance of the underlying asset. All payments on the Notes are subject to the creditworthiness of UBS.

♦A barrier event may occur on any trading day during the observation period, in which case your return at maturity will be limited to the conditional return — The Notes are designed for investors who believe that the closing level of the underlying asset will remain equal to or less than the upper barrier on each trading day during the observation period. If, on any trading day during the observation period (including the final valuation date), the closing level of the underlying asset is greater than the upper barrier, then the return on your Notes at maturity will be limited to the conditional return.

♦If a barrier event occurs on any trading day during the observation period, you will receive the principal amount of your Notes plus the conditional return, even if the final level is greater than the initial level and equal to or less than the upper barrier — If a barrier event occurs on any trading day during the observation period, you will receive an amount in cash per Note at maturity equal to the principal amount of your Notes plus a return equal to the conditional return, even if the final level is greater than the initial level and equal to or less than the upper barrier. Therefore, if a barrier event occurs at any point during the term of the Notes, you will not benefit from any positive underlying return, your return on the Notes will be limited to the conditional return and may be less than that of a hypothetical direct investment in the underlying asset or the underlying constituents.

♦Even if a barrier event does not occur, your return at maturity will be limited by the upper barrier — If a barrier event does not occur, because the upper barrier equals the initial level plus a percentage of the initial level (as indicated herein), due to the upper barrier your ability to benefit from any increase in the level of the underlying asset and your potential return is limited to the maximum gain. In this scenario, the payment at maturity per Note will not exceed the maximum payment at maturity. Furthermore, if a barrier event does not occur, unless the final level increases above the initial level by a percentage equal to at least the conditional return, your return on the Notes will be less than the conditional return and could be 0.00%.

♦Your return on the Notes may change significantly despite only a small difference in the underlying return — Your return on the Notes may change significantly despite only a small percentage change in the underlying return. For example, if a barrier event does not occur and the final level is equal to the upper barrier, you would receive a positive return on your Notes that is equal to the maximum gain, whereas a final level that is only slightly higher than the upper barrier would instead result in the occurrence of a barrier event and you would receive a return on your Notes equal to the conditional return. The return on an investment in the Notes in these two scenarios is significantly different despite only a small relative difference in the underlying return.

♦The probability that a barrier event will occur will depend on the volatility of the underlying asset — The economic terms for the Notes, including the conditional return and upper barrier, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of that date that a barrier event will occur. The volatility of the underlying asset can change significantly over the term of the Notes. The level of the underlying asset could fluctuate sharply, which could result in a barrier event. You should be willing to accept the potential to receive only the conditional return and, otherwise, the potential of receiving a return equal to the underlying return that may be equal to or less than the conditional return or even 0%.

♦No interest payments — UBS will not pay any interest with respect to the Notes.

♦Owning the Notes is not the same as owning the underlying constituents — Owning the Notes is not the same as owning the underlying constituents or investing in a collective investment vehicle that invests in the forgoing. For instance, if a barrier event does not occur and the final price is greater than the initial price, due to the upper barrier you will not benefit from any positive underlying return in excess of the maximum gain. Furthermore, changes in the level of the underlying asset may not result in comparable changes in the market value of the Notes. Even if the level of the underlying asset increases during the term of the Notes and a barrier event does not occur, the market value of the Notes may not increase to the same extent and could decrease. Further, you will not have any rights with respect to any underlying constituent. Any amounts payable on your Notes will be made in cash and you will have no right to receive any of the underlying constituents or the corresponding physical commodities.

♦The Notes do not offer direct exposure to commodity spot prices — The underlying asset is comprised of commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that is linked to commodity spot prices.

♦The Notes are not regulated by the CFTC — Unlike an investment in the Notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator.” Because the Notes are not interests in a commodity pool, the Notes will not be regulated by the CFTC as a commodity pool, UBS will not be registered with the CFTC as a “commodity pool operator” and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

Risks Relating to Characteristics of the Underlying Asset

♦Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying asset and indirectly linked to the performance of the underlying constituents. The level of the underlying asset can rise or fall sharply as a result of the supply of, and the demand for, the underlying constituents or their corresponding commodities and other factors specific to the underlying asset, the underlying constituents or their corresponding commodities, as well as general market factors, such as general market volatility and levels, interest rates and economic, political and other conditions. These factors may result in the underlying asset performing in a manner that is disadvantageous to you. You, as an investor in the Notes, should conduct your own investigation into the underlying asset, the underlying constituents and their corresponding commodities.

The value of the underlying constituents in their corresponding commodities tend to be highly volatile and may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, wars and acts of terror, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. The price of any one underlying constituent or corresponding commodity may be correlated to a greater or lesser degree with any other, and factors affecting the general supply and demand as well as the prices of other commodities may affect the level of the underlying asset. The commodities markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. Many commodities are also highly cyclical. These factors, some of which are specific to the nature of each such commodity, may affect the level of the underlying asset in varying ways, and different factors may cause the values of different commodities to move in inconsistent directions at inconsistent rates. This, in turn, may adversely affect the market value of, and return on, the Notes. It is not possible to predict the aggregate effect of all or any combination of these factors.

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether the level of the underlying asset will rise or fall and there can be no assurance that a barrier event will not occur. Even if a barrier event does not occur, there can be no assurance that the underlying return will result in a positive return on the Notes. Commodity and commodity futures prices are highly volatile and many commodities have recently experienced unprecedented historical volatility. The level of the underlying asset will be influenced by changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. You should be willing to accept the risks associated with investing in commodities futures contracts in general and the underlying constituents in particular, and the risk of receiving no positive return on the Notes.

♦Higher future prices of the underlying constituents relative to their current prices will affect the market value of the Notes — The underlying asset tracks the value of a hypothetical position in a basket of exchange-traded futures contracts on physical commodities, where the position is notionally “rolled” periodically out of certain of the futures contracts as the expiration dates of such futures contracts approach and into other futures contracts on the same physical commodities but with later expiration dates. Unlike stocks, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts specify a certain future date for the physical delivery of such commodity. In order to avoid physical delivery and maintain continuing exposure to the basket of exchange-traded futures contracts on physical commodities, the underlying asset unwinds its hypothetical positions in the underlying constituents before any expiration date thereof and replaces any such futures contract with a hypothetical position in another futures contract on the same physical commodity with a later expiration date. For example, a hypothetical commodity futures contract entered into in January may specify a May expiration. In February, the hypothetical commodity futures contract expiring in May may be replaced with a futures contract on the same commodity expiring in July. We refer to this process as “rolling” exposure to an expiring futures contract into another futures contract with a later expiration date. Through this rolling process, the underlying asset is able to reflect continuing exposure to the basket of exchange-traded futures contracts on physical commodities.

The “rolling” feature of the underlying asset creates the potential for a significant negative effect on the level of the underlying asset — which we refer to as a “negative roll yield” — that is independent of the performance of the spot price of the underlying constituents. The “spot price” of a physical commodity is the price of the commodity for immediate delivery, as opposed to a futures price, which represents the price for delivery on a specified date in the future. The “rolling” feature of the underlying asset creates the potential for a significant negative effect on the level of the underlying asset — which we refer to as a “negative roll yield”—that is independent of the performance of the spot price of the underlying constituents. The “spot price” of a physical commodity is the price of the commodity for immediate delivery, as opposed to a “futures price”, which represents the price for delivery on a specified date in the future. The underlying asset would be expected to experience a negative roll yield if the prices of the underlying constituents tend to be greater than the spot prices for its respective underlying physical commodity. A market where futures prices are greater than the spot prices is referred to as a “contango” market. Commodity futures prices may be greater than spot prices for a variety of reasons, including costs of storing physical commodities until the delivery date, financing costs, and market expectations that future spot prices of the commodity may be higher than current spot prices. As any commodity futures contract approaches expiration, its value will approach the spot price of the underlying physical commodity, because by expiration it will effectively represent a contract to buy or sell the physical commodity for immediate (or “spot”) delivery. Therefore, if the market for any commodity futures contract is in contango, then the value of the futures contract would tend to decline over time (assuming the spot price for the underlying physical commodity remains unchanged), because the higher futures price would fall as it converges to the lower spot price by expiration. If the market for a commodity futures contract is in contango and the spot price for the underlying physical commodity remains constant, the underlying asset would enter into a hypothetical position in the futures contract at the higher contango futures price and then unwind that position closer to the lower spot price, and then enter into a hypothetical position in a new futures contract at the higher contango futures price and unwind that position closer to the lower spot price, and so on over the term of the Notes, all the while accumulating losses from the erosion in value that results as the higher contango price declines toward the lower spot price.

Investors in the Notes should understand that many of the underlying constituents have historically been in contango markets. Therefore, negative roll yields are likely to adversely affect the level of the underlying asset and the return on the Notes. Any negative roll yield with respect to an underlying constituent will offset any gains in the spot price of the underlying constituent that may occur over the term of the Notes, exacerbate any decline and cause a steady erosion in value if the spot price of the underlying constituent remains relatively constant.

♦The underlying asset reflects excess return of the underlying constituents, not total return — The return on your Notes is based on the performance of the underlying asset, which reflects the returns that are potentially available through an unleveraged investment in the underlying constituents. It does not reflect returns that could be earned on funds committed to the trading of the underlying constituents or the physical commodities (or their spot prices). The return on your Notes will not include a total return feature or interest component.

♦The sponsor of the underlying asset may be required to replace a designated contract if the existing commodities contract is terminated or replaced — A qualifying commodity futures corresponding to the physical commodities of the underlying asset (a “designated contract”) has been selected as the reference contract for each of the physical commodities of the underlying asset. Data concerning this designated contract will be used to calculate the underlying asset. If a designated contract were to be terminated or replaced in accordance with the rules described under “Information About the Underlying Asset” herein, a comparable commodity futures contract may be selected by the sponsor of the underlying asset (the “index sponsor”), if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the level of the underlying asset.

♦Changes affecting the underlying asset, including regulatory changes, could have an adverse effect on the market value of, and return on, the Notes — The composition of the underlying asset may change over time, as additional commodity futures contracts satisfy the eligibility criteria of the underlying constituents currently included in the underlying asset fail to satisfy such criteria and those changes could impact the composition of the underlying asset. A number of modifications to the methodology for determining the futures contracts to be included in the underlying asset, and for valuing the underlying asset, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the market value of, and return on, the Notes. In addition, indices like the underlying asset have been, and continue to be, the subject of regulatory guidance and proposal for reform. including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the underlying asset) or the administrator (the index sponsor) or user of a benchmark (such as UBS) to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If events such as these occur, or if the final level is not available because of a market disruption event, non-trading day or for any other reason, and no successor to the underlying asset is selected, the calculation agent — which initially will be UBS Securities LLC, an affiliate of UBS — may determine the closing level and/or final level — and thus any amount payable at maturity — in a manner it considers appropriate as described further in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” and as otherwise modified under “Additional Terms of the Notes — Early Termination following a Change in Law” herein.

♦Legal and regulatory changes could adversely affect the market value of, and return on, the Notes — Futures contracts and options on futures contracts, including the commodity futures contracts comprising the underlying asset, are subject to extensive statutes, regulations and margin requirements. The CFTC and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, some of the exchanges on which such commodity futures contracts trade have regulations designed to limit the amount of fluctuations in futures contract prices. These limits could adversely affect the market prices of the underlying constituents.

In addition, the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. The effect on the market value of, and return on, the Notes of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the Notes. In October 2020, the CFTC adopted rules to establish revised or new limits on the size of the positions any person may hold in 25 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits apply to a person’s combined position in the specified 25 futures contracts and options on futures (“core referenced futures contracts”), futures and options on futures directly or indirectly linked to the core referenced futures contracts, and economically equivalent swaps. These rules came into effect on January 1, 2022 for covered futures and options on futures contracts and on January 1, 2023 for covered swaps. The rules may reduce liquidity in the exchange-traded market for commodity futures, which may, in turn, have an adverse effect on the market value of, and return on, the Notes. Market participants may decide, or be required, to sell their positions in certain commodity futures as a result of these rules. While the effects of these or other regulatory developments are difficult to predict, if broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of commodity futures and therefore, the level of the underlying and the market value of, and return on, the Notes.

♦Although the underlying asset has contracts on the same commodities that comprise the Bloomberg Commodity IndexSM, its level and returns will differ from those of the Bloomberg Commodity IndexSM — The underlying asset to which your Notes are linked is a three-month forward version of the Bloomberg Commodity IndexSM. The underlying asset is calculated on an excess return basis – as described under “The underlying asset reflects excess return of the underlying constituents, not total return” – using the same methodology as the Bloomberg Commodity IndexSM except that that the underlying constituents used to calculate the underlying asset are advanced, as compared to the Bloomberg Commodity IndexSM, such that the delivery months for the designated contracts included in the underlying asset are three months later than those of the corresponding designated contracts used in the Bloomberg Commodity IndexSM, as explained under “Information About the Underlying Asset” herein. Since one component of the futures price of a commodity futures contract is the period remaining until its expiration, this difference is likely to produce different values for the underlying asset and the Bloomberg Commodity IndexSM at any given time and, therefore, may produce differing underlying returns. The differences between the rolling rules for the underlying asset and those for the Bloomberg Commodity IndexSM means that the returns on the underlying asset will differ from the return on the Bloomberg Commodity IndexSM, and may be less than the return you would have received if you invested in Notes that were linked to the Bloomberg Commodity IndexSM. There can be no assurance that the three-month forward contract expirations used in the underlying asset will result in better performance of the underlying asset as compared to the Bloomberg Commodity IndexSM, and such performance may be materially worse.

♦Suspensions or disruptions of market trading in the commodity futures markets may adversely affect the value of the Notes — Commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some non-U.S. futures exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the underlying asset and, therefore, the market value of, and return on, the Notes.

♦A decision by an exchange on which the underlying constituents trade to increase margin requirements for those futures contracts may affect the level of the underlying asset — If an exchange on which the underlying constituents trade increases the amount of collateral required to be posted to hold positions in those futures contracts (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the level of the underlying asset to decline.

♦Data sourcing and calculation risks associated with the underlying asset may adversely affect the market price of the Notes — Because the Notes are linked to the underlying asset, which is composed of exchange-traded futures contracts only on commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the underlying asset will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the underlying constituents. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the underlying asset for the following period. Additionally, the index sponsor (as defined under “Information about the Underlying Asset”) may not discover every discrepancy.

♦The weightings for the underlying asset are determined by the index sponsor under the supervision of Bloomberg’s benchmark oversight committee, which has a discretion in exercising its supervisory duties with respect to material changes to the underlying asset — The composition of the underlying asset is rebalanced by the index sponsor each year under the supervision of Bloomberg’s benchmark oversight committee. The index sponsor also has discretion to make changes to the composition of the underlying asset, or changes in the manner or timing of the publication at any time during the year if the index sponsor deems the changes necessary in the light of factors that include, but are not limited to (i) changes in liquidity of the underlying constituents that are included in the underlying asset or (ii) changes in legal, regulatory, sourcing or licensing matters relating to publication or replication of the underlying asset. In particular, without limitation, the index sponsor’s access and rights to use data in connection with calculating, publishing and licensing the underlying asset remain subject to the ongoing consent of the sources of such data (including, without limitation, exchanges), which consent can be revoked at any time. Further, the sources of such data reserve the right to revise the terms and conditions of access and use of their data upon notice to the index sponsor. The index sponsor has reserved the right to modify the composition of the underlying asset on as as-needed basis to minimize the impact of any loss of access to or revised terms of use with respect to such source data on the underlying asset. However, any material deviations or changes from established procedures are subject to review by the benchmark oversight committee.

♦The underlying asset may in the future include contracts that are not traded on regulated futures exchanges — The underlying asset was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the U.S. as “designated contract markets”). At present, the underlying asset is comprised exclusively of regulated futures contracts. As described below, however, the underlying asset may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts and the manner in which prices and volumes are reported by the relevant trading facilities may not be subject to the provisions of and the protections afforded by the U.S. Commodity Exchange Act or other applicable statutes and related regulations that govern trading on regulated U.S. futures exchanges or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the underlying asset may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

♦The underlying asset will include futures contracts on non-U.S. exchanges that are less regulated than U.S. markets and are subject to risks that do not always apply to the U.S. markets — The underlying asset will include futures contracts on physical commodities on exchanges located outside the U.S. You should be aware that investments in securities linked to the value of non-U.S. commodity futures contracts involve particular risks. The regulations of the CFTC do not apply to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on U.S. exchanges. Certain non-U.S. markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on non-U.S. exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include varying exchange rates, exchange controls, expropriation, burdensome or confiscatory taxation, moratoriums and political or diplomatic events. It is possible that the non-U.S. country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the underlying asset.

♦The return on the Notes will not be adjusted by the calculation agent to compensate for changes in exchange rates that might affect the underlying constituents that are quoted in non-U.S. currencies — Although some of the underlying constituents are traded in currencies other than U.S. dollars and the Notes are denominated in U.S. dollars, the payment at maturity will not be adjusted by the calculation agent to compensate for exchange rate fluctuations between the U.S. dollar and each of the other currencies in which the underlying constituents are quoted. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in the payment at maturity on the Notes. However, given that the underlying asset is denominated in U.S. dollars, any decline in the applicable non-U.S. currencies relative to the U.S. dollar could negatively impact the value of the underlying asset if the index sponsor makes adjustments for underlying constituents quoted in a currency other than U.S. dollars when calculating the level of the underlying asset. In addition to this currency exchange rate risk inherent in the calculation of the underlying asset, changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the return on the Notes.

Estimated Value Considerations.

♦The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the underlying asset and the underlying constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Asset — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the underlying asset; the volatility of the underlying asset and the underlying constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the other factors discussed under” —Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the asset or any underlying constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset, any underlying constituent, or related physical commodity may adversely affect the level of the underlying asset and, therefore, the market value of, and the return on, the Notes.

♦Potential conflicts of interest — UBS and its affiliates may engage in business relating to the underlying asset, the underlying constituents or the related physical commodities, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the payment at maturity of the Notes based on observed levels of the underlying asset over the term of the Notes and can postpone the determination of the terms of the Notes, if a market disruption event occurs and is continuing on the trade date and the closing level on any trading day during the observation period (including the final valuation date). As UBS determines the economic terms of the Notes, including the conditional return and upper barrier, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay a total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦The Notes may be terminated early if the calculation agent determines that a change in law event has occurred — If the calculation agent determines that a change in law event, as described in the section “Early Termination following a Change in Law” herein, has occurred, the Notes may be deemed to have terminated early upon the occurrence of such event. Following the occurrence of a change in law event on or before the maturity date where the calculation agent determines the Notes will terminate early, the calculation agent will, in good faith, using commercially reasonable methods, determine the early termination payment payable to you on the Notes, which will equal the economic value of the Notes. No other amounts will be due to you under the Notes. In determining the early termination payment, the calculation agent may consider any relevant information, including, without limitation, relevant rates, prices, yields, volatilities, spreads, correlations or other relevant market data from internal sources or otherwise. The economic value of the Notes and the early termination payment following the occurrence of a change in law event could be substantially less than if a change in law event had not occurred. See “Early Termination following a Change in Law” herein.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and return on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

♦The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. Prior to any debt-to-equity swap or write-off with respect to any Notes, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Notes; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Notes will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Notes. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Notes may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Notes and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and read the sections “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

Hypothetical Examples and Return Table of the Notes at Maturity

The below examples and table are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples and table below illustrate the payment at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Term:	Approximately 18 months
Initial Level:	300.00
Conditional Return:	6.00%
Maximum Gain:	32.00%
Upper Barrier:	396.00 (equal to initial level plus 32.00% of the initial level)
Maximum Payment Amount (per Note):	$1,320.00 per Note

Example 1 — A barrier event occurs during the observation period and the final level is 420.00 resulting in an underlying return of 40.00%.

Because a barrier event occurs, meaning that on at least one trading day during the observation period the closing level of the underlying asset is greater than the upper barrier, UBS will pay you an amount in cash per Note at maturity equal to the principal amount plus a return equal to the conditional return, calculated as follows:

$1,000 × (1 + 6.00%)

= $1,060.00 per Note (a total return of 6.00%).

In this scenario, although the level of the underlying asset has appreciated from the initial level to the final level and the final level is equal to or less than the upper barrier, because a barrier event occurred during the observation period you will not benefit from any appreciation in the level of the underlying asset and your return is limited to the conditional return.

Example 2 — A barrier event does not occur during the observation period and the final level is 315.00 resulting in an underlying return of 5.00%.

Because a barrier event does not occur and the final level is greater than the initial level, UBS will pay you an amount in cash per Note at maturity equal to the principal amount plus a return equal to the underlying return, calculated as follows:

$1,000 × (1 + 5.00%)

= $1,050.00 per Note (a total return of 5.00%).

In this scenario, because a barrier event does not occur and the underlying return is less than the conditional return, your return is less than it would have been if a barrier event occurred.

Example 3 — A barrier event does not occur during the observation period and the final level is 298.50 resulting in an underlying return of
-0.50%.

Because a barrier event does not occur and the final level is equal to or less than the initial level, UBS will pay you an amount in cash per Note at maturity equal to the principal amount (a total return of 0.00%).

In this scenario, because a barrier event does not occur and the final level is equal to or less than the initial level, you will not receive a positive return on the Notes and your return is less than it would have been if a barrier event occurred.

Table 1: A barrier event occurs during the observation period.

Underlying Return	Payment at Maturity	Total Return per Note at Maturity
40.00%	$1,060.00	6.00%
30.00%	$1,060.00	6.00%
20.00%	$1,060.00	6.00%
10.00%	$1,060.00	6.00%
5.00%	$1,060.00	6.00%
0.00%	$1,060.00	6.00%
-5.00%	$1,060.00	6.00%
-10.00%	$1,060.00	6.00%
-20.00%	$1,060.00	6.00%
-30.00%	$1,060.00	6.00%
-40.00%	$1,060.00	6.00%
-50.00%	$1,060.00	6.00%
-75.00%	$1,060.00	6.00%
-100.00%	$1,060.00	6.00%

Table 2: A barrier event does not occur during the observation period.

Underlying Return	Payment at Maturity	Total Return per Note at Maturity
32.00%	$1,320.00	32.00%
30.00%	$1,300.00	30.00%
20.00%	$1,200.00	20.00%
10.00%	$1,100.00	10.00%
6.00%	$1,060.00	6.00%
4.00%	$1,040.00	4.00%
2.00%	$1,020.00	2.00%
0.50%	$1,005.00	0.50%
0.00%	$1,000.00	0.00%
-0.50%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%

Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included below is a brief description of the underlying asset. This information has been obtained from publicly available sources. Set forth below is a graph that illustrates the past performance for the underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the underlying asset as an indication of future performance.

Bloomberg Commodity Index 3 Month ForwardSM

We have derived all information regarding the Bloomberg Commodity Index 3 Month ForwardSM contained in this document, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. A summary of the Bloomberg Commodity Index 3 Month Forward methodology is contained in the Bloomberg Commodity IndexSM methodology and may be available on the website for the Bloomberg Commodity IndexSM.

The Bloomberg Commodity Index 3 Month ForwardSM follows the same methodology as the Bloomberg Commodity IndexSM, except that it provides exposure to commodities by tracking longer-dated commodity futures contracts. For information on the Bloomberg Commodity IndexSM, see the sub-section entitled “—Bloomberg Commodity IndexSM” below.

The Bloomberg Commodity IndexSM and the Bloomberg Commodity Index 3 Month ForwardSM are each composed of commodity futures contracts specifying a certain date for the delivery of the underlying physical commodity that are replaced by similar contracts with later expirations as they approach expiration, making each index a rolling index. The rolling of the futures positions takes place pursuant to a pre-determined contract schedule. The Bloomberg Commodity Index 3 Month ForwardSM is different from the Bloomberg Commodity IndexSM in that it tracks the futures contracts that the Bloomberg Commodity IndexSM would track in three months’ time. For example, if in January, the Bloomberg Commodity IndexSM will track a futures contract expiring in February but in April will track the June contract, the Bloomberg Commodity Index 3 Month ForwardSM will track that June contract in January.

The Bloomberg Commodity Index 3 Month ForwardSM is calculated, maintained and published by Bloomberg. The Bloomberg Commodity Index 3 Month ForwardSM is published on Bloomberg Professional® service under the ticker symbol “BCOMF3” <Index>.

Bloomberg Commodity IndexSM

The following is a description of the Bloomberg Commodity IndexSM, including, without limitation, its make-up, method of calculation and changes in its components. The information in this description has been taken from publicly available information. A summary of the “Bloomberg Commodity IndexSM Methodology” (a document that is considered proprietary to Bloomberg, and is available at bloomberg.com/professional/product/indices/bloomberg-commodity-index-family/). Such information reflects the policies of, and is subject to change at any time by, Bloomberg. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Bloomberg Commodity IndexSM. You, as an investor in the Notes, should make your own investigation into the Bloomberg Commodity IndexSM and Bloomberg.

Bloomberg and the Benchmark Oversight Committee, Product, Risk & Operations Committee, Risk Committee and Index Advisory Council and the members thereof have no obligation to consider your interests as a holder of the Notes. Bloomberg has no obligation to continue to publish the Bloomberg Commodity IndexSM, and may discontinue publication of the Bloomberg Commodity IndexSM at any time in their sole discretion.

Overview

The Bloomberg Commodity IndexSM was created by AIG International Inc. (“AIGI”) in 1998, acquired by UBS Securities LLC in May 2009 and administered by Bloomberg starting in 2014. Bloomberg later acquired the Bloomberg Commodity IndexSM in September 2020. Bloomberg Index Services Limited calculates and administers the Bloomberg Commodity IndexSM and each of the related indices and Sub-Indices.

The Bloomberg Commodity IndexSM was introduced in July 1998 and designed to be a liquid and diversified benchmark for commodities as an asset class. The Bloomberg Commodity IndexSM currently is composed of the prices of twenty-four exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. For a general description of the commodity future markets, see “The Commodity Futures Markets” below. The commodities included in the Bloomberg Commodity IndexSM for 2025 and included in the Short Underlying Strategy for 2025 are as follows: aluminum, coffee, copper, corn, cotton, crude oil (WTI and Brent), lead, lean hogs, live cattle, low sulphur gas oil, natural gas, nickel, RBOB gasoline, soybean meal, soybean oil, soybeans, sugar, wheat (Chicago SRW and KC HRW), ULS diesel and zinc.

The Bloomberg Commodity IndexSM is a proprietary index that Dow Jones and AIGI developed and that Bloomberg calculates. Prior to July 1, 2014, the Bloomberg Commodity IndexSM was referred to as the Dow Jones-UBS Commodity Index. Material changes or amendments to the methodology are subject to approval by the Product, Risk & Operations Committee. Questions and issues relating to the application and interpretation of terms contained in this summary generally and calculations during periods of extraordinary circumstances in particular will be resolved or determined by Bloomberg.

UBS and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the Bloomberg Commodity IndexSM, as well as commodities, including commodities included in the Bloomberg Commodity IndexSM. UBS and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives and related instruments which are linked to the performance of commodities or are linked to the performance of the Bloomberg Commodity IndexSM. Certain of UBS affiliates may underwrite or issue other securities or financial instruments indexed to the Bloomberg Commodity IndexSM and related indices, and Bloomberg and their affiliates may license the Bloomberg Commodity IndexSM for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the level of the Bloomberg Commodity IndexSM. For instance, a market maker in a financial instrument linked to the performance of the Bloomberg Commodity IndexSM may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying Bloomberg Commodity IndexSM components in order to hedge the market maker’s position in the financial instrument may affect the market price of the futures contracts included in the Bloomberg Commodity IndexSM, which in turn may affect the value of the Bloomberg Commodity IndexSM. With respect to any of the activities described above, none of Bloomberg, UBS or any of our or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Notes into consideration at any time.

Four Main Principles Guiding the Creation of the Bloomberg Commodity IndexSM

The Bloomberg Commodity IndexSM was created using the following four main principles:

●Economic significance. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the Bloomberg Commodity IndexSM uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities.

The Bloomberg Commodity IndexSM primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants.

The Bloomberg Commodity IndexSM also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities and/or the amount of commercial activity that is centered around various commodities. Additionally, production statistics alone do not necessarily provide as accurate a reflection of economic importance as the pronouncements of the markets themselves. The Bloomberg Commodity IndexSM thus relies on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

●Diversification. A second major goal of the Bloomberg Commodity IndexSM is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increases volatility and negates the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the Bloomberg Commodity IndexSM is re-balanced annually on a price-percentage basis to maintain diversified commodities exposure over time.

●Continuity. A third goal of the Bloomberg Commodity IndexSM is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Bloomberg Commodity IndexSM from year to year. The Bloomberg Commodity IndexSM is intended to provide a stable benchmark, so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the Bloomberg Commodity IndexSM.

●Liquidity. Another goal of the Bloomberg Commodity IndexSM is to provide a liquid index. Liquidity is included as a weighting factor to better accommodate substantial investment flows. The liquidity of an index not only affects transaction costs associated with current investments, but may also affect the reliability of historical price performance data. That is, to the extent that market inefficiencies may result from substantial inflows of investment capital, these inefficiencies—and corresponding distortions in index performance—will be minimized by weighting distributions which more closely mirror actual liquidity in the markets.

These principles represent goals of the Bloomberg Commodity IndexSM and its creators, and there can be no assurance that these goals will be reached by Bloomberg.

Composition of the Bloomberg Commodity IndexSM

The following methodology has been previously employed by Dow Jones and AIG Financial Products Corporation, and by DJI Opco, LLC and UBS Securities LLC and shall continue to be employed by Bloomberg, in determining the composition of the Bloomberg Commodity IndexSM.

Commodities Available for Inclusion in the Bloomberg Commodity IndexSM

The commodities that have been selected for possible inclusion in the Bloomberg Commodity IndexSM are believed by Bloomberg to be sufficiently significant to the world economy to merit consideration for inclusion in the Bloomberg Commodity IndexSM, and each such commodity is the subject of a designated contract. The potential commodities and corresponding potential designated Contracts that may be included in the Bloomberg Commodity IndexSM in a given year currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil (WTI and Brent), gold, lead, lean hogs, live cattle, low sulphur gas oil, natural gas, nickel, platinum, RBOB gasoline, silver, soybean meal, soybean oil, soybeans, sugar, tin, wheat (Chicago SRW and KC HRW), ULS diesel and zinc.

Historically, with the exception of several London Metal Exchange (“LME”) contracts and contracts for crude oil and wheat, through and including the composition of the Index for 2025, Bloomberg has chosen for each Commodity one designated contract that is traded on a U.S. exchange. The Oversight Committee has noted that it is possible that Bloomberg will in the future select more than one designated contract for additional commodities or may select designated contracts that are traded outside of the U.S. or in currencies other than the U.S. Dollar. This selection process is subject to review by the Benchmark Oversight Committee and if practicable, input from the Index Advisory Council. Data concerning this designated contract will be used to calculate the Bloomberg Commodity IndexSM. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a designated contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that designated contract.

Commodity Groups

For purposes of applying the diversification rules discussed below, the commodities available for inclusion in the Bloomberg Commodity IndexSM are assigned to Commodity Groups. The Commodity Groups currently include Energy, Precious Metals, Industrial Metals, Livestock, Grains and Softs.

Determination of Relative Weightings

The relative weightings of the designated contracts included in the Bloomberg Commodity IndexSM are determined annually according to both liquidity and dollar-adjusted production data in 2⁄3 and 1⁄3 shares, respectively. For each commodity designated for potential inclusion in the Bloomberg Commodity IndexSM, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume, and the historic U.S. dollar value of the designated contract for that commodity, and the number of units per contract for each designated contract and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the applicable index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic U.S. dollar value of the designated contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the applicable index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Interim Commodity Index Percentage (“ICIP”) for each commodity. This ICIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in each index (the “Index Commodities”) and their respective percentage weights. To gain inclusion into the Bloomberg Commodity IndexSM, a commodity’s ICIP must be above 0.4% (the “ICIP Threshold”) for two consecutive years. Any commodity tested for inclusion in which an ICIP falls below 0.4% is removed, unless the commodity is currently included in the Bloomberg Commodity IndexSM, in which case the commodity will be removed if the ICIP falls below 0.36% (10% of 0.4%). ICIPs that are below the ICIP Threshold are set to 0% and are excluded from the Bloomberg Commodity indexSM.

A “Bloomberg Business Day” means a day on which the sum of the ICIPs for the Index Commodities that are open for trading is greater than 50%.

Diversification Rules

The Bloomberg Commodity IndexSM is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Bloomberg Commodity IndexSM, the following diversification rules are applied to the annual reweighting and rebalancing of the Bloomberg Commodity IndexSM as of January of the applicable year:

●No related group of commodities designated as a Commodity Group may constitute more than 33% of the Bloomberg Commodity IndexSM.

●No single commodity may constitute more than 15% of the Bloomberg Commodity IndexSM.

●No single commodity, together with its derivatives (e.g., both crude oils, together with ULS diesel, low sulphur gas oil and RBOB gasoline), may constitute more than 25% of the Bloomberg Commodity IndexSM.

●No single commodity that is in the Bloomberg Commodity IndexSM may constitute less than 2% of the Bloomberg Commodity IndexSM.

Following the annual reweighting and rebalancing of the Bloomberg Commodity IndexSM in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above. On October 31, 2024, the 2025 target weightings for the Bloomberg Commodity IndexSM were announced, which became effective in January 2025 and can be found at bloomberg.com/professional/product/indices/bloomberg-commodity-index-family/.

Commodity Index Multipliers

Following application of the diversification rules discussed above, ICIPs are incorporated into the Bloomberg Commodity IndexSM by calculating the new unit weights for each Bloomberg Commodity IndexSM Commodity. Near the beginning of each new calendar year (the “CIM Determination Date”), the ICIPs, along with the settlement prices on that date for designated contracts included in the Bloomberg Commodity IndexSM, are used to determine a Commodity Index Multiplier (“CIM”) for each designated contract. This CIM is used to achieve the percentage weightings of the commodities included in the Bloomberg Commodity IndexSM, in U.S. dollar terms, indicated by their respective ICIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each designated contract will float throughout the year, until the CIMs are reset the following year based on new ICIPs.

Calculations

The Bloomberg Commodity IndexSM is calculated by Bloomberg, by applying the impact of the changes to the futures prices of commodities included in the Bloomberg Commodity IndexSM (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Bloomberg Commodity IndexSM is a mathematical process whereby the CIMs for the commodities included in the Bloomberg Commodity IndexSM are multiplied by the prices in U.S. dollars for the applicable designated contracts. These products are then summed. The percentage change in this sum is then applied to the prior Bloomberg Commodity IndexSM level to calculate the current Bloomberg Commodity IndexSM level. The level of the Bloomberg Commodity IndexSM is disseminated approximately every fifteen seconds from 10:00 p.m. to 3:20 p.m. (New York time), and a daily Bloomberg Commodity IndexSM level is published at approximately 4:00 p.m. (New York time) on each Bloomberg Business Day by Bloomberg under the ticker symbol “BCOM” <Index>.

The Bloomberg Commodity IndexSM is a Rolling Index

The Bloomberg Commodity IndexSM is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five Bloomberg Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The Bloomberg Commodity IndexSM is a “rolling index”.

Bloomberg Commodity IndexSM Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the index will be adjusted in the event that Bloomberg determines that any of the following index calculation disruption events exist:

(a)the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the index on that day,

(b)the settlement price of any futures contract used in the calculation of the index reflects the maximum permitted price change from the previous day’s settlement price,

(c)the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the index, or

(d)with respect to any futures contract used in the calculation of the Bloomberg Commodity IndexSM that trades on the LME, a business day on which the LME is not open for trading.

Disclaimer

The Bloomberg Commodity Indexes are a product of Bloomberg and have been licensed for use. “Bloomberg®”, “Bloomberg Commodity IndexSM” and “Bloomberg Commodity Index 3 Month ForwardSM” are service marks of Bloomberg Finance L.P. and its affiliates, including Bloomberg Index Services Limited (collectively, “Bloomberg”) and have been licensed for use for certain purposes by UBS. “UBS” is a registered trademark of UBS AG.

The Notes are not sponsored, endorsed, sold or promoted by Bloomberg. None of Bloomberg, UBS, UBS Securities LLC or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes particularly. The only relationship of Bloomberg to UBS is the licensing of certain trademarks, trade names and service marks and of the Bloomberg Commodity IndexSM and Bloomberg Commodity Index 3 Month ForwardSM, which are determined, composed and calculated by Bloomberg without regard to the Notes. Bloomberg has no obligation to take the needs of the owners of the Notes into consideration in determining, composing or calculating the Bloomberg Commodity IndexSM. Bloomberg is not responsible for, nor has it participated in the determination of, the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Bloomberg shall not have any obligation or liability, including, without limitation, to Notes Holders of the Notes, in connection with the administration, marketing or trading of the Notes. UBS, UBS Securities LLC and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity IndexSM, and Bloomberg Commodity Index 3 Month ForwardSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Bloomberg Commodity IndexSM, Bloomberg Commodity Index 3 Month ForwardSM and the Notes. The Prospectus Supplement relates only to the Notes and does not relate to the exchange traded physical commodities underlying any of the Bloomberg Commodity IndexSM or Bloomberg Commodity Index 3 Month ForwardSM components.

This document relates only to the Notes and does not relate to the exchange-traded physical commodities underlying any of the Bloomberg Commodity IndexSM components. Purchasers of the Notes should not conclude that the inclusion of a futures contract in the Bloomberg Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS, UBS Securities LLC or any of their subsidiaries or affiliates. The information in this document regarding the Bloomberg Commodity IndexSM components has been derived solely from publicly available documents. None of Bloomberg, UBS, UBS Securities LLC or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity IndexSM components in connection with the Notes.

Bloomberg does not make any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NEITHER BLOOMBERG NOR ANY OF ITS RESPECTIVE SUBSIDIARIES OR AFFILIATES: (I) MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THE BLOOMBERG COMMODITY INDEXSM, BLOOMBERG COMMODITY INDEX 3 MONTH FORWARDSM OR ANY DATA INCLUDED THEREIN; (II) GUARANTEES THE ACCURACY AND/OR COMPLETENESS OF THE BLOOMBERG COMMODITY INDEXSM, BLOOMBERG COMMODITY INDEX 3 MONTH FORWARDSM OR ANY DATA RELATED THERETO OR ANY DATA INCLUDED THEREIN; (III) SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS WITH RESPECT TO THE BLOOMBERG COMMODITY INDEXSM, BLOOMBERG COMMODITY INDEX 3 MONTH FORWARDSM OR ANY DATA RELATED THERETO OR RELATED DATA; (IV) MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY, AND EACH OF THEM EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, WITH RESPECT TO THE BLOOMBERG COMMODITY INDEXSM, BLOOMBERG COMMODITY INDEX 3 MONTH FORWARDSM OR ANY DATA RELATED THERETO OR ANY DATA INCLUDED THEREIN; AND (V) WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BLOOMBERG OR ANY OF ITS SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

Historical Information

The graph below illustrates the performance of the underlying asset from January 1, 2015 through May 28, 2025, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any information obtained from Bloomberg. The closing level of the underlying asset on May 28, 2025 was 290.7298. The dotted lines respectively represent the initial level of 290.7298 and the upper barrier of 383.7633, which is equal to the initial level plus 32.00% of the initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

Additionally, the discussion herein and in the accompanying product supplement does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

U.S. Tax Treatment. Your Notes should be treated as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your Notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the settlement date and the spread. However, a special rule provides that the comparable yield may not be less than the “applicable federal rate” published by the Treasury.

As the Notes have only a single contingent payment at maturity, the adjusted issue price of each Note at the beginning of each accrual period is equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. We have determined that the comparable yield for the Notes is equal to 4.35% per annum, compounded semi-annually, with a projected payment at maturity of $1,067.00 based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a Note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the Note, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such Note:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued From Settlement Date (per $1,000 Note) as of End of Accrual Period
Settlement Date through July 1, 2025	$3.75	$3.75
July 1, 2025 through January 1, 2026	$21.83	$25.58
January 1, 2026 through July 1, 2026	$22.31	$47.88
July 1, 2026 through Maturity Date	$19.12	$67.00

A U.S. holder of the Notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount, if any, that we will pay on a Note.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Accordingly, an adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; such adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on the Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years. If a barrier event occurs during the observation period more than six months prior to the maturity date, then an adjustment, which may be positive or negative, will be required upon the occurrence of such barrier event. Subsequently, you should be required to accrue income based on the adjusted issue price and the known amounts to be paid at maturity. You should consult your tax advisor concerning such adjustments and subsequent accruals upon the occurrence of a barrier event during the observation period.

In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.

A U.S. holder that purchases a Note for an amount other than the public offering price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase Notes at other than the issue price to public should consult their tax advisors regarding these adjustments. Investors should consult their tax advisors with respect to the application of the CPDI provisions to the Notes.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above.

Alternative Characterizations. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. In particular, the IRS might assert that the Notes should be treated as deemed to be redeemed and reissued on any rebalancing of the underlying asset or rollover of, or change to, the underlying constituents, or that OID accruals should be calculated using a different maturity date including due to certain early redemptions.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax. Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“reportable transactions”) on IRS Form 8886. An investment in the Notes or a sale of the Notes generally should not be treated as a reportable transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a reportable transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. Subject to “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

As mentioned above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws, including the portfolio interest rule, to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Additional Terms of the Notes

The sections “General Terms of the Securities — Market Disruption Events” and “— Change in Law” in the accompanying product supplement are superseded and replaced in their entirety with the corresponding sections below.

Market Disruption Events

The calculation agent will determine the closing level of the underlying asset on each trading day during the observation period. The date of determination (in each case, the “determination date”) may be postponed if the calculation agent determines that, on the relevant determination date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will determine the closing level of the underlying asset on the first trading day on which no market disruption event occurs or is continuing in accordance with the formula for and method of calculating the level of the underlying asset last in effect prior to such market disruption event, such determination to be made by reference to:

(i) with respect to each underlying constituent that was not affected by a market disruption event on the originally scheduled determination date (an “unaffected underlying constituent”), the official settlement price or fixing level, as applicable, of such unaffected underlying constituent as of the originally scheduled determination date; and

(ii) with respect to each underlying constituent that was affected by a market disruption event on the originally scheduled determination date (an “affected underlying constituent”), the official settlement price or fixing level, as applicable, of such affected underlying constituent as of the first trading day on which no market disruption event occurs or is continuing with respect to such affected underlying constituent.

Notwithstanding the occurrence of one or more of the events below, which may, as determined by the calculation agent, constitute a market disruption event, the calculation agent may waive its right to postpone a determination date, if it determines that one or more of the events described below has not and is not likely to materially impair its ability to determine the closing level of the underlying asset. In no event, however, will a determination date be postponed by more than eight trading days. If a determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be a determination date and the closing level of the affected underlying constituent and, thereafter, the underlying asset will be determined by the calculation agent in accordance with the formula for and method of calculating the level of the underlying asset last in effect prior to the originally scheduled determination date, such determination to be made by reference to:

(i) with respect to each unaffected underlying constituent, the official settlement price or fixing level, as applicable, of such unaffected underlying constituent as of the originally scheduled determination date,

(ii) with respect to each affected underlying constituent for which an official settlement price or fixing level, as applicable, has been determined by the calculation agent, the applicable official settlement price or fixing level, as applicable, for such affected underlying constituent determined in the manner described above and

(iii) with respect to each affected underlying constituent for which an official settlement price or fixing level, as applicable, could not be determined as described above, the calculation agent’s estimate of the official settlement price or fixing level, as applicable, of such affected underlying constituent that would have prevailed in the absence of the market disruption event.

Upon the delay of a determination date as set forth above, the calculation agent may delay any of the final valuation date and the maturity date as it deems appropriate.

Any of the following will be a market disruption event with respect to the underlying asset, as determined by the calculation agent:

♦a termination or suspension of, or material limitation or disruption in trading of any underlying constituents;

♦a change in the settlement price of any underlying constituents by an amount equal to the maximum permitted price change from the previous day’s settlement price;

♦the settlement price is not published for any individual underlying constituent;

♦the occurrence of a material change in the formula for or the method of calculating the relevant settlement price of any underlying constituent;

♦the level of the underlying asset is not published;

♦in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described under “Use of Proceeds and Hedging” in the accompanying product supplement or (2) effect trading in the underlying constituents and instruments linked to the underlying asset generally; or

♦the closure on any business day of any relevant exchange in respect of an underlying constituent, prior to its settled closing time.

“Relevant exchange” means, with respect to the underlying asset or any successor thereto, the principal exchange or trading market for its underlying constituents, each as determined by the calculation agent.

Early Termination following a Change in Law

If the calculation agent determines that a Change in Law Event (as defined below) has occurred, your Notes may be deemed to have terminated early upon the occurrence of such event. The date of such early termination shall be the “Early Termination Valuation Date” for the Notes. The following events shall be considered “Change in Law Events”:

The calculation agent determines that, on or after the trade date:

 (A)  due to the adoption of, or any change in, any applicable law, rule, regulation, order or custom (including without limitation any tax law); or

(B) due to the promulgation of, or any change in, the interpretation, application, exercise or operation by any court, tribunal, regulatory authority, exchange or trading facility or any other relevant entity with competent jurisdiction of any applicable law, rule, regulation, procedure, order, decision or determination (including, without limitation, as implemented by the U.S. Commodity Futures Trading Commission or any exchange or trading facility), the calculation agent determines that it is illegal or contrary (or upon adoption, it will be illegal or contrary) to such law, rule, regulation, order, decision or determination for us to

(i)  issue, maintain or otherwise have outstanding these Notes; or

(ii) purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ positions or contracts in securities, options, futures, derivatives, currencies or other instruments or arrangements (howsoever described), in each case necessary to hedge our obligations under these Notes (in a manner acceptable to us in the aggregate on a portfolio basis or incrementally on a trade by trade basis) (“hedge positions”). Hedge positions include, without limitation, hedge positions (in whole or in part) that are (or, but for the consequent disposal thereof, would be) in excess of any allowable position limit(s) in relation to any commodity or futures contract traded on any exchange(s) or other trading facility.

Following the occurrence of any Change in Law Event on or before the maturity date where the calculation agent determines these Notes will terminate early, the calculation agent shall, in good faith using commercially reasonable methods, determine the ”Early Termination Payment” on the Early Termination Valuation Date as an amount equal to the economic value of the Note. No other amount will be due to you under these Notes following the payment of the Early Termination Payment. In determining the Early Termination Payment, the calculation agent may consider any relevant information, including, without limitation, information consisting of relevant market data in the relevant market(s) including, without limitation, relevant rates, prices, yields, volatilities (including volatilities observed in the inter-dealer volatility market for the underlying asset or the index that most closely resembles the underlying asset for which relevant volatility data is available), spreads, correlations or other relevant market data from internal sources (including any affiliates of the calculation agent) or otherwise. Upon request, the calculation agent shall provide a summary of the calculation methodology and any inputs used to determine the economic value of the Note. The economic value of the Notes and the Early Termination Payment following the occurrence of a Change in Law Event could be substantially less than the principal amount (and could be zero) and therefore you could lose some or all of your initial investment.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition on Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on Sales to UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Validity of the Notes

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated May 28, 2025 filed on that date with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K and incorporated by reference into the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated December 6, 2024 filed with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.